Exhibit 99.1

Camping World Holdings, Inc. Reports Record Results

for both Fourth Quarter and Full Year 2021

LINCOLNSHIRE, IL – February 22, 2022 (BUSINESS WIRE) -- Camping World Holdings, Inc. (NYSE: CWH) (the “Company”), America’s Recreation Dealer, today reported results for the fourth quarter and full year ended December 31, 2021.

Marcus Lemonis, Chairman and CEO of Camping World Holdings, Inc. stated, “Since we took the Company public at the end of 2016, we have almost doubled our annual revenue to $6.9 billion and more than tripled our annual net income and Adjusted EBITDA(1) to $642 million and $942 million, respectively. It is our management team’s plan to continue positioning the Company for growth over the next five years. The long term trends along with our strong cash flow have us focused on three things: growing our business, repurchasing our shares, and returning capital to our shareholders.”

Full Year-over-Year Operating Highlights

●	Revenue was $6.9 billion, an increase of $1.5 billion, or 26.9%.
●	Gross profit was $2.5 billion, an increase of $753.8 million, or 44.3%, and gross margin was 35.5%, an increase of 427 basis points.
●	Net income was $642.1 million, an increase of $297.9 million, or 86.5%. Net income margin was 9.3% for 2021 versus 6.3% for 2020.
●	Diluted earnings per share of Class A common stock was $6.07 in 2021 versus $3.09 in 2020 and adjusted earnings per share - diluted(1) of Class A common stock was $6.88 in 2021 versus $3.66 in 2020.
●	Adjusted EBITDA(1) was $942.1 million, an increase of $377.1 million, or 66.8%, and adjusted EBITDA margin(1) was 13.6% for 2021 versus 10.4% for 2020.
●	Vehicle inventories were $1.5 billion, an increase of $645.8 million: new vehicle inventories were $1.1 billion, an increase of $417.8 million, and used vehicle inventories were $406.4 million, an increase of $228.1 million.
●	On June 3, 2021, we refinanced our senior secured credit facilities, reducing our outstanding principal by $38.6 million, extending the term to 2028, and lowering the applicable margin rate by 25 bps. On December 20, 2021, we entered into an amendment to the new senior secured credit facilities to increase the principal amount of the new term loan facility by $300.0 million.
●	On September 30, 2021, we entered into an Eighth Amended and Restated Credit Agreement governing our floor plan facility which allows us to borrow $1.70 billion of floor plan notes payable with up to $70.0 million under the revolving line of credit, and extended the term to 2026.
●	During 2021, we opened 16 locations, which included twelve RV dealerships acquired in 2021, three RV dealerships acquired in 2020, and one greenfield location. We currently have operating dealerships, agreements to acquire land or existing RV dealerships, or have dealerships under construction in 46 of the 48 contiguous states.
●	During the year, we increased our regular quarterly dividend to holders of our Class A common stock from $0.23 per share to $0.50 per share, or from $0.92 per share to $2.00 per share on an annualized basis. On February 18, 2022, the Company’s Board of Directors authorized a twenty-five percent increase to our regular quarterly dividend from $0.50 per share to $0.625 per share, or from $2.00 per share to $2.50 per share on an annualized basis.

Fourth Quarter-over-Quarter Operating Highlights

●	Revenue was a fourth quarter record of $1.4 billion, an increase of $243.8 million, or 21.5%.
●	Gross profit was $484.6 million, an increase of $106.6 million, or 28.2%, and gross margin was 35.2%, an increase of 184 basis points.
●	Net income was $59.3 million, an increase of $18.9 million, or 46.9%. Net income margin was 4.3% for the fourth quarter of 2021 versus 3.6% for the fourth quarter of 2020.
●	Diluted earnings per share of Class A common stock was $0.54 for the fourth quarter of 2021 versus $0.34 for the fourth quarter of 2020 and adjusted earnings per share - diluted(1) of Class A common stock was $0.90 for the fourth quarter of 2021 and $0.48 for the fourth quarter of 2020.
●	Adjusted EBITDA(1) was $131.5 million, an increase of $40.3 million, or 44.2%, and adjusted EBITDA margin(1) was 9.5% for the fourth quarter of 2021 versus 8.0% for the fourth quarter of 2020.

________________________

(1)Adjusted earnings per share – diluted, adjusted EBITDA, and adjusted EBITDA Margin are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see the “Non-GAAP Financial Measures” section later in this press release.

Stock Repurchase Program

During the three months and the year ended December 31, 2021, the Company repurchased 1,779,416 and 3,988,881 shares of Class A common stock under this program, respectively, for approximately $69.4 million and $156.3 million, including commissions paid, at a weighted average price per share of $39.02 and $39.17, respectively, which is recorded as treasury stock on the consolidated balance sheets. As of December 31, 2021, the remaining approved amount for repurchases of Class A common stock under the share repurchase program was approximately $47.2 million.

On January 20, 2022, the Company’s Board of Directors authorized an increase to the Company’s stock repurchase program to allow for the repurchase of an additional $152.7 million of the Company’s Class A common stock and extended the expiration date of the program to December 31, 2025. Following this increase in authorization, approximately $200 million remained available for future repurchases.

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s fourth quarter and fiscal year 2021 financial results is scheduled for February 23, 2022, at 7:30 am Central Time. Investors and analysts can participate on the conference call by dialing (866) 239-9838 or (323) 794-2551 and using conference ID# 2143907. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investor.campingworld.com. The replay of the conference call webcast will be available on the investor relations website for approximately 90 days.

Presentation

This press release presents historical results for the periods presented for the Company and its subsidiaries, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”), unless noted as a non-GAAP financial measure. The Company’s initial public offering (“IPO”) and related reorganization transactions (“Reorganization Transactions”) that occurred on October 6, 2016 resulted in the Company as the sole managing member of CWGS Enterprises, LLC (“CWGS, LLC”), with sole voting power in and control of the management of CWGS, LLC. Despite its position as sole managing member of CWGS, LLC, the Company had a minority economic interest in CWGS, LLC through March 11, 2021. As of December 31, 2021, the Company owned 51.2% of CWGS, LLC. Accordingly, the Company consolidates the financial results of CWGS, LLC and reports a non-controlling interest in its consolidated financial statements.

About Camping World Holdings, Inc.

Camping World Holdings, Inc., headquartered in Lincolnshire, IL, (together with its subsidiaries) is America’s largest retailer of RVs and related products and services. Our vision is to build a long-term legacy business that makes RVing fun and easy, and our Camping World and Good Sam brands have been serving RV consumers since 1966. We strive to build long-term value for our customers, employees, and shareholders by combining a unique and comprehensive assortment of RV products and services with a national network of RV dealerships, service centers and customer support centers along with the industry’s most extensive online presence and a highly-trained and knowledgeable team of associates serving our customers, the RV lifestyle, and the communities in which we operate. We also believe that our Good Sam organization and family of programs and services uniquely enables us to connect with our customers as stewards of the RV enthusiast community and the RV lifestyle. With over 185 locations in 40 states, Camping World has grown to become prime destinations for everything RV.

For more information, please visit http://www.CampingWorld.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about our business plans and goals, including statements regarding the strength of our business, our long-term plan, potential stock repurchases, future dividend payments and our future financial results. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the COVID-19 pandemic, which has had, and could have in the future, certain negative impacts on our business; risks related to the cybersecurity incident announced in February 2022; our ability to execute and achieve the expected benefits of our 2019 Strategic Shift; the availability of financing to us and our customers; fuel shortages or high prices for fuel; the success of our manufacturers; general economic conditions in our markets; changes in consumer preferences; competition in our industry; risks related to acquisitions and expansion into new markets; our failure to maintain the strength and value of our brands; our ability to manage our inventory; fluctuations in our same store sales; the cyclical and seasonal nature of our business; our dependence on the availability of adequate capital and risks related to our debt; our reliance on six fulfillment and distribution centers; natural disasters, including epidemic outbreaks; risks associated with selling goods manufactured abroad; our dependence on our relationships with third party suppliers and lending institutions; our ability to retain senior executives and attract and retain other qualified employees; risks associated with leasing substantial amounts of space; regulatory risks; data privacy and cybersecurity risks; risks related to our intellectual property; the impact of ongoing or future lawsuits against us and certain of our officers and directors; and risks related to our organizational structure.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K to be filed for the year ended December 31, 2021 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

In addition, this press release references projected annualized dividend payments. Future declarations of quarterly dividends are subject to the determination and discretion of the Company’s Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, receipt of excess tax distributions from CWGS Enterprises, LLC, its business prospects and other factors that Camping World’s Board of Directors may deem relevant.

We intend to use our official Facebook, Twitter, and Instagram accounts, each at the handle @CampingWorld, as a distribution channel of material information about the Company and for complying with our disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should subscribe to these accounts, in addition to following our press releases, SEC filings, public conference calls and webcasts. These social media channels may be updated from time to time.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In Thousands Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue:
Good Sam Services and Plans	$46,368	$43,309	$180,722	$180,977
RV and Outdoor Retail
New vehicles	554,397	520,231	3,299,454	2,823,311
Used vehicles	412,273	204,627	1,686,217	984,853
Products, service and other	238,236	268,473	1,100,942	948,890
Finance and insurance, net	114,757	85,708	598,475	464,261
Good Sam Club	11,561	11,472	47,944	44,299
Subtotal	1,331,224	1,090,511	6,733,032	5,265,614
Total revenue	1,377,592	1,133,820	6,913,754	5,446,591
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	19,636	17,245	72,877	72,938
RV and Outdoor Retail
New vehicles	409,272	411,350	2,423,478	2,320,537
Used vehicles	312,920	155,374	1,247,794	751,029
Products, service and other	149,532	169,440	706,074	590,716
Good Sam Club	1,617	2,382	7,203	8,892
Subtotal	873,341	738,546	4,384,549	3,671,174
Total costs applicable to revenue	892,977	755,791	4,457,426	3,744,112

Gross profit:
Good Sam Club services and plans	26,732	26,064	107,845	108,039
RV and Outdoor Retail
New vehicles	145,125	108,881	875,976	502,774
Used vehicles	99,353	49,253	438,423	233,824
Products, service and other	88,704	99,033	394,868	358,174
Finance and insurance, net	114,757	85,708	598,475	464,261
Good Sam Club	9,944	9,090	40,741	35,407
Subtotal	457,883	351,965	2,348,483	1,594,440
Total gross profit	484,615	378,029	2,456,328	1,702,479

Operating expenses:
Selling, general, and administrative	379,941	293,834	1,573,609	1,156,071
Debt restructure expense	3,023	—	12,078	—
Depreciation and amortization	17,121	13,032	66,418	51,981
Long-lived asset impairment	1,646	1,406	3,044	12,353
Lease termination	126	2,590	2,211	4,547
(Gain) loss on sale or disposal of assets	(583)	670	(576)	1,332
Total operating expenses	401,274	311,532	1,656,784	1,226,284
Income from operations	83,341	66,497	799,544	476,195
Other expense:
Floor plan interest expense	(4,222)	(2,972)	(14,108)	(19,689)
Other interest expense, net	(11,650)	(12,588)	(46,912)	(54,689)
Loss on debt restructure	—	—	(1,390)	—
Tax Receivable Agreement liability adjustment	707	141	(2,813)	141
Other expense, net	(45)	—	(122)	—
Total other expense	(15,210)	(15,419)	(65,345)	(74,237)
Income before income taxes	68,131	51,078	734,199	401,958
Income tax expense	(8,865)	(10,740)	(92,124)	(57,743)
Net income	59,266	40,338	642,075	344,215
Less: net income attributable to non-controlling interests	(32,018)	(25,960)	(363,614)	(221,870)
Net income attributable to Camping World Holdings, Inc.	$27,248	$14,378	$278,461	$122,345

Earnings per share of Class A common stock:
Basic	$0.61	$0.34	$6.19	$3.11
Diluted	$0.54	$0.34	$6.07	$3.09
Weighted average shares of Class A common stock outstanding:
Basic	44,820	42,444	45,009	39,383
Diluted	88,566	43,233	89,762	40,009

Camping World Holdings, Inc.

Supplemental Data

	Three Months Ended December 31,		Increase		Percent
	2021	2020	(decrease)		Change
Unit sales
New vehicles	11,415	13,274	(1,859)		(14.0)%
Used vehicles	10,669	6,930	3,739		54.0%
Total	22,084	20,204	1,880		9.3%

Average selling price
New vehicles	$48,567	$39,192	$9,376		23.9%
Used vehicles	$38,642	$29,528	$9,114		30.9%

Same store unit sales(1)
New vehicles	10,181	12,845	(2,664)		(20.7)%
Used vehicles	9,511	6,796	2,715		39.9%
Total	19,692	19,641	51		0.3%

Same store revenue(1) ($ in 000's)
New vehicles	$496,222	$504,592	$(8,370)		(1.7)%
Used vehicles	370,672	200,874	169,798		84.5%
Products, service and other	136,515	168,702	(32,187)		(19.1)%
Finance and insurance, net	102,557	83,537	19,020		22.8%
Total	$1,105,966	$957,705	$148,261		15.5%

Average gross profit per unit
New vehicles	$12,714	$8,203	$4,511		55.0%
Used vehicles	$9,312	$7,107	$2,205		31.0%
Finance and insurance, net per vehicle unit	$5,196	$4,242	$954		22.5%
Total vehicle front-end yield(2)	$16,267	$12,069	$4,198		34.8%

Gross margin
Good Sam Services and Plans	57.7%	60.2%	(253)	bps
New vehicles	26.2%	20.9%	525	bps
Used vehicles	24.1%	24.1%	3	bps
Products, service and other	37.2%	36.9%	35	bps
Finance and insurance, net	100.0%	100.0%	unch.	bps
Good Sam Club	86.0%	79.2%	678	bps
Subtotal RV and Outdoor Retail	34.4%	32.3%	212	bps
Total gross margin	35.2%	33.3%	184	bps

Inventories ($ in 000's)
New vehicles	$1,108,836	$691,114	$417,722		60.4%
Used vehicles	406,398	178,336	228,062		127.9%
Products, parts, accessories and misc.	278,148	266,786	11,362		4.3%
Total RV and Outdoor Retail inventories	$1,793,382	$1,136,236	$657,146		57.8%

Vehicle inventory per location ($ in 000's)
New vehicle inventory per dealer location	$6,336	$4,319	$2,017		46.7%
Used vehicle inventory per dealer location	$2,322	1,115	$1,208		108.4%

Vehicle inventory turnover(3)
New vehicle inventory turnover	3.0	3.1	(0.0)		(1.5)%
Used vehicle inventory turnover	4.0	5.2	(1.2)		(22.7)%

Retail locations
RV dealerships	175	160	15		9.4%
RV service & retail centers	10	10	—		0.0%
Subtotal	185	170	15		8.8%
Other retail stores	2	1	1		100.0%
Total	187	171	16		9.4%

Other data
Active Customers(4)	5,452,287	5,314,104	138,183		2.6%
Good Sam Club members	2,124,284	2,088,064	36,220		1.7%
Service bays (5)	2,575	2,291	284		12.4%
Finance and insurance gross profit as a % of total vehicle revenue	11.9%	11.8%	5	bps	n/a
Same store locations	158	n/a	n/a		n/a

	Year Ended December 31,		Increase		Percent
	2021	2020	(decrease)		Change
Unit sales
New vehicles	77,777	77,827	(50)		(0.1)%
Used vehicles	48,938	37,760	11,178		29.6%
Total	126,715	115,587	11,128		9.6%

Average selling price
New vehicles	$42,422	$36,277	$6,145		16.9%
Used vehicles	$34,456	$26,082	$8,374		32.1%

Same store unit sales(1)
New vehicles	70,053	76,365	(6,312)		(8.3)%
Used vehicles	44,466	37,161	7,305		19.7%
Total	114,519	113,526	993		0.9%

Same store revenue(1) ($ in 000's)
New vehicles	$2,984,049	$2,771,177	$212,872		7.7%
Used vehicles	1,543,936	969,033	574,903		59.3%
Products, service and other	716,629	673,316	43,313		6.4%
Finance and insurance, net	543,985	456,933	87,052		19.1%
Total	$5,788,599	$4,870,459	$918,140		18.9%

Average gross profit per unit
New vehicles	$11,263	$6,460	$4,803		74.3%
Used vehicles	8,959	6,192	2,766		44.7%
Finance and insurance, net per vehicle unit	4,723	4,017	706		17.6%
Total vehicle front-end yield(2)	15,096	10,389	4,707		45.3%

Gross margin
Good Sam Services and Plans	59.7%	59.7%	(2)	bps
New vehicles	26.5%	17.8%	874	bps
Used vehicles	26.0%	23.7%	226	bps
Products, service and other	35.9%	37.7%	(188)	bps
Finance and insurance, net	100.0%	100.0%	unch.	bps
Good Sam Club	85.0%	79.9%	505	bps
Subtotal RV and Outdoor Retail	34.9%	30.3%	460	bps
Total gross margin	35.5%	31.3%	427	bps

Inventories ($ in 000's)
New vehicles	$1,108,836	$691,114	$417,722		60.4%
Used vehicles	406,398	178,336	228,062		127.9%
Products, parts, accessories and misc.	278,148	266,786	11,362		4.3%
Total RV and Outdoor Retail inventories	$1,793,382	$1,136,236	$657,146		57.8%

Vehicle inventory per location ($ in 000's)
New vehicle inventory per dealer location	$6,336	$4,319	$2,017		46.7%
Used vehicle inventory per dealer location	2,322	1,115	1,208		108.4%

Vehicle inventory turnover(3)
New vehicle inventory turnover	3.0	3.1	(0.0)		(1.5)%
Used vehicle inventory turnover	4.0	5.2	(1.2)		(22.7)%

Retail locations
RV dealerships	175	160	15		9.4%
RV service & retail centers	10	10	—		0.0%
Subtotal	185	170	15		8.8%
Other retail stores	2	1	1		100.0%
Total	187	171	16		9.4%

Other data
Active Customers(4)	5,452,287	5,314,104	138,183		2.6%
Good Sam Club members	2,124,284	2,088,064	36,220		1.7%
Service bays (5)	2,575	2,291	284		12.4%
Finance and insurance gross profit as a % of total vehicle revenue	12.0%	12.2%	(19)	bps	n/a
Same store locations	158	n/a	n/a		n/a

(1) Our same store revenue and units calculations for a given period include only those stores that were open both at the end of the corresponding period and at the beginning of the preceding fiscal year.

(2) Front end yield is calculated as gross profit from new vehicles, used vehicles and finance and insurance (net), divided by combined new and used retail units sold.

(3) Inventory turnover calculated as vehicle costs applicable to revenue over the last twelve months divided by average quarterly ending vehicle inventory over the last twelve months.

(4) An Active Customer is a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.

(5) A service bay is a fully constructed bay dedicated to service, installation, and collision offerings.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

($ in Thousands Except Per Share Amounts)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$267,332	$166,072
Contracts in transit	57,741	48,175
Accounts receivable, net	101,644	83,422
Inventories	1,792,865	1,136,345
Prepaid expenses and other assets	64,295	60,211
Total current assets	2,283,877	1,494,225
Property and equipment, net	599,324	367,898
Operating lease assets	750,876	769,487
Deferred tax assets, net	199,321	165,708
Intangible assets, net	30,970	30,122
Goodwill	483,634	413,123
Other assets	24,927	15,868
Total assets	$4,372,929	$3,256,431
Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$136,757	$148,462
Accrued liabilities	189,595	137,688
Deferred revenues	95,467	88,213
Current portion of operating lease liabilities	62,217	62,405
Current portion of finance lease liabilities	4,964	2,240
Current portion of Tax Receivable Agreement liability	11,322	8,089
Current portion of long-term debt	15,822	12,174
Notes payable – floor plan, net	1,011,345	522,455
Other current liabilities	70,834	53,795
Total current liabilities	1,598,323	1,035,521
Operating lease liabilities, net of current portion	774,889	804,555
Finance lease liabilities, net of current portion	74,752	27,742
Tax Receivable Agreement liability, net of current portion	171,073	137,845
Revolving line of credit	20,885	20,885
Long-term debt, net of current portion	1,377,751	1,122,675
Deferred revenues	69,024	61,519
Other long-term liabilities	52,338	54,920
Total liabilities	4,139,035	3,265,662
Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock, par value $0.01 per share – 20,000,000 shares authorized; none issued and outstanding as of December 31, 2021 and 2020	—	—
Class A common stock, par value $0.01 per share – 250,000,000 shares authorized; 47,805,259 issued and 44,130,956 outstanding as of December 31, 2021 and 43,083,008 issued and 42,226,389 outstanding as of December 31, 2020	475	428
Class B common stock, par value $0.0001 per share – 75,000,000 shares authorized; 69,066,445 issued as of December 31, 2021 and 2020; and 41,466,964 and 45,999,132 outstanding as of December 31, 2021 and 2020	4	5
Class C common stock, par value $0.0001 per share – one share authorized, issued and outstanding as of December 31, 2021 and 2020	—	—
Additional paid-in capital	98,113	63,342
Treasury stock, at cost; 3,390,131 and 572,447 shares as of December 31, 2021 and 2020	(130,006)	(15,187)
Retained earnings (deficit)	189,471	(21,814)
Total stockholders' equity attributable to Camping World Holdings, Inc.	158,057	26,774
Non-controlling interests	75,837	(36,005)
Total stockholders' equity (deficit)	233,894	(9,231)
Total liabilities and stockholders' equity (deficit)	$4,372,929	$3,256,431

Earnings Per Share

Basic earnings per share of Class A common stock is computed by dividing net income attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted earnings per share of Class A common stock is computed by dividing net income attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted earnings per share of Class A common stock (unaudited):

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands except per share amounts)	2021	2020	2021	2020
Numerator:
Net income	$59,266	$40,338	$642,075	$344,215
Less: net income attributable to non-controlling interests	(32,018)	(25,960)	(363,614)	(221,870)
Net income attributable to Camping World Holdings, Inc. — basic	$27,248	$14,378	278,461	122,345
Add: reallocation of net income attributable to non-controlling interests from the assumed dilutive effect of stock options and RSUs	—	160	—	1,304
Add: reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of CWGS, LLC for Class A common stock	21,001	—	266,381	—
Net income attributable to Camping World Holdings, Inc. — diluted	$48,249	$14,538	$544,842	$123,649
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	44,820	42,444	45,009	39,383
Dilutive options to purchase Class A common stock	127	125	150	79
Dilutive restricted stock units	1,050	664	1,165	547
Dilutive common units of CWGS, LLC that are convertible into Class A common stock	42,569	—	43,438	—
Weighted-average shares of Class A common stock outstanding — diluted	88,566	43,233	89,762	40,009

Earnings per share of Class A common stock — basic	$0.61	$0.34	$6.19	$3.11
Earnings per share of Class A common stock — diluted	$0.54	$0.34	$6.07	$3.09

Weighted-average anti-dilutive securities excluded from the computation of diluted earnings per share of Class A common stock:
Stock options to purchase Class A common stock	—	—	—	361
Restricted stock units	—	2,305	6	1,349
Common units of CWGS, LLC that are convertible into Class A common stock	—	46,825	—	49,916

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings Per Share – Basic, and Adjusted Earnings Per Share – Diluted (collectively the "Non-GAAP Financial Measures"). We believe that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. These Non-GAAP Financial Measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and they should not be construed as an inference that the Company’s future results will be unaffected by any items adjusted for in these Non-GAAP Financial Measures. In evaluating these Non-GAAP Financial Measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of those adjusted in this presentation. The Non-GAAP Financial Measures that we use are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

We define “EBITDA” as net income before other interest expense, net (excluding floor plan interest expense), provision for income tax expense and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA further adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss and expense on debt restructure, long-lived asset impairment, lease termination costs, gains and losses on sale or disposal of assets, net, equity-based compensation, Tax Receivable Agreement liability adjustment, restructuring costs related to the 2019 Strategic Shift, and other unusual or one-time items. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue. We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin in the same manner. We present EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measures, which are net income and net income margin, respectively (unaudited):

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2021	2020	2021	2020
EBITDA and Adjusted EBITDA:
Net income	$59,266	$40,338	$642,075	$344,215
Other interest expense, net	11,650	12,588	46,912	54,689
Depreciation and amortization	17,121	13,032	66,418	51,981
Income tax expense	8,865	10,740	92,124	57,743
Subtotal EBITDA	96,902	76,698	847,529	508,628
Loss and expense on debt restructure (a)	3,023	—	13,468	—
Long-lived asset impairment (b)	1,646	1,406	3,044	12,353
Lease termination (c)	126	2,590	2,211	4,547
(Gain) loss on sale or disposal of assets, net (d)	(583)	670	(576)	1,332
Equity-based compensation (e)	28,867	6,966	47,936	20,661
Tax Receivable Agreement liability adjustment (f)	(707)	(141)	2,813	(141)
Restructuring costs (g)	2,262	3,047	25,701	17,609
Adjusted EBITDA	$131,536	$91,236	$942,126	$564,989

	Three Months Ended		Year Ended
	December 31,		December 31,
(as percentage of total revenue)	2021	2020	2021	2020
Adjusted EBITDA margin:
Net income margin	4.3%	3.6%	9.3%	6.3%
Other interest expense, net	0.8%	1.1%	0.7%	1.0%
Depreciation and amortization	1.2%	1.1%	1.0%	1.0%
Income tax expense	0.6%	0.9%	1.3%	1.1%
Subtotal EBITDA margin	7.0%	6.8%	12.3%	9.3%
Loss and expense on debt restructure (a)	0.2%	—	0.2%	—
Long-lived asset impairment (b)	0.1%	0.1%	0.0%	0.2%
Lease termination (c)	0.0%	0.2%	0.0%	0.1%
(Gain) loss on sale or disposal of assets, net (d)	(0.0)%	0.1%	(0.0)%	—
Equity-based compensation (e)	2.1%	0.6%	0.7%	0.4%
Tax Receivable Agreement liability adjustment (f)	(0.1)%	(0.0)%	0.0%	(0.0)%
Restructuring costs (g)	0.2%	0.3%	0.4%	0.3%
Adjusted EBITDA margin	9.5%	8.0%	13.6%	10.4%

(a)

Represents the loss and expense incurred on debt restructure and financing expense for the three months and the year ended December 31, 2021 which is comprised of $0 and $0.4 million in extinguishment of the original issue discount, respectively, $0 and $1.0 million in extinguishment of capitalized finance costs related to the previous term loan facility, respectively, and $3.1 million and $12.1 million in legal and other expenses related to the new term loan facility, respectively.

(b)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment, which primarily relate to locations affected by the 2019 Strategic Shift.
(c)

Represents the loss on the termination of operating leases, relating primarily to the 2019 Strategic Shift, resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.

(d)	Represents an adjustment to eliminate the gains and losses on sale or disposal of various assets.
(e)	Represents non-cash equity-based compensation expense relating to employees, directors, and consultants of the Company.
(f)

Represents an adjustment to eliminate the loss and gains on remeasurement of the Tax Receivable Agreement primarily due to changes in our effective income tax rate and the transfer of certain assets from GSS Enterprises LLC (“GSS”) to Camping World, Inc. (“CW”).

(g)

Represents restructuring costs relating to our 2019 Strategic Shift. These restructuring costs include one-time employee termination benefits relating to retail store or distribution center closures/divestitures, incremental inventory reserve charges, and other associated costs, as applicable for each period. These costs exclude lease termination costs, which are presented separately above (see (c) above).

Adjusted Net Income Attributable to Camping World Holdings, Inc. and Adjusted Earnings Per Share

We define “Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic” as net income attributable to Camping World Holdings, Inc. adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss and expense on debt restructure, long-lived asset impairment, lease termination costs, gains and losses on sale or disposal of assets, net, equity-based compensation, Tax Receivable Agreement liability adjustment, restructuring costs related to the 2019 Strategic Shift, other unusual or one-time items, the income tax expense effect of these adjustments, and the effect of net income attributable to non-controlling interests from these adjustments.

We define “Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted” as Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic adjusted for the reallocation of net income attributable to non-controlling interests from stock options and restricted stock units, if dilutive, or the assumed exchange, if dilutive, of all outstanding common units in CWGS, LLC for shares of newly-issued Class A common stock of Camping World Holdings, Inc.

We define “Adjusted Earnings Per Share – Basic” as Adjusted Net Income Attributable to Camping World Holdings, Inc. - Basic divided by the weighted-average shares of Class A common stock outstanding. We define “Adjusted Earnings Per Share – Diluted” as Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the exchange of all outstanding common units in CWGS, LLC for newly-issued shares of Class A common stock of Camping World Holdings, Inc., if dilutive, and (ii) the dilutive effect of stock options and restricted stock units, if any. We present Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings Per Share – Basic, and Adjusted Earnings Per Share – Diluted because we consider them to be important supplemental measures of our performance and we believe that investors’ understanding of our performance is enhanced by including these Non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings Per Share – Basic, and Adjusted Earnings Per Share – Diluted to the most directly comparable GAAP financial performance measure, which is net income attributable to Camping World Holdings, Inc., in the case of the Adjusted Net Income Non-GAAP financial measures; earnings (loss) per share of Class A common stock – basic, in the case of Adjusted Earnings Per Share – Basic; and earnings (loss) per share of Class A common stock – diluted, in the case of the Adjusted Earnings Per Share – Diluted:

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands except per share amounts)	2021	2020	2021	2020
Numerator:
Net income attributable to Camping World Holdings, Inc.	$27,248	$14,378	$278,461	$122,345
Adjustments related to basic calculation:
Loss and expense on debt restructure (a):
Gross adjustment	3,023	—	13,468	—
Income tax expense for above adjustment (b)	(394)	—	(1,770)	—
Long-lived asset impairment (c):
Gross adjustment	1,646	1,406	3,044	12,353
Income tax expense for above adjustment (b)	(24)	—	(24)	(13)
Lease termination (d):
Gross adjustment	126	2,590	2,211	4,547
Income tax expense for above adjustment (b)	(16)	(13)	(54)	(36)
(Gain) loss on sale or disposal of assets (e):
Gross adjustment	(583)	670	(576)	1,332
Income tax expense for above adjustment (b)	(1)	1	4	(1)
Equity-based compensation (f):
Gross adjustment	28,867	6,966	47,936	20,661
Income tax expense for above adjustment (b)	(3,631)	(727)	(5,812)	(2,023)
Tax Receivable Agreement liability adjustment (g):
Gross adjustment	(707)	(141)	2,813	(141)
Income tax expense for above adjustment (b)	180	35	(718)	35
Restructuring costs (h)
Gross adjustment	2,262	3,047	25,701	17,609
Income tax expense for above adjustment (b)	(14)	(14)	(56)	(84)
Adjustment to net income attributable to non-controlling interests resulting from the above adjustments (i)	(17,207)	(7,692)	(44,787)	(31,537)
Adjusted net income attributable to Camping World Holdings, Inc. – basic	40,775	20,506	319,841	145,047
Adjustments related to diluted calculation:
Reallocation of net income attributable to non-controlling interests from the dilutive effect of stock options and restricted stock units (j)	654	295	—	1,994
Income tax on reallocation of net income attributable to non-controlling interests from the dilutive effect of stock options and restricted stock units (k)	(197)	(75)	—	(494)
Reallocation of net income attributable to non-controlling interests from the dilutive exchange of common units in CWGS, LLC (j)	—	—	408,401	—
Income tax on reallocation of net income attributable to non-controlling interests from the dilutive exchange of common units in CWGS, LLC (k)	—	—	(104,543)	—
Assumed income tax expense of combining C-corporations with full or partial valuation allowances with the income of other consolidated entities after the dilutive exchange of common units in CWGS, LLC (l)	—	—	(6,169)	—
Adjusted net income attributable to Camping World Holdings, Inc. – diluted	$41,232	$20,726	$617,530	$146,547
Denominator:
Weighted-average Class A common shares outstanding – basic	44,820	42,444	45,009	39,383
Adjustments related to diluted calculation:
Dilutive exchange of common units in CWGS, LLC for shares of Class A common stock (m)	—	—	43,438	—
Dilutive options to purchase Class A common stock (m)	127	125	150	79
Dilutive restricted stock units (m)	1,050	664	1,165	547
Adjusted weighted average Class A common shares outstanding – diluted	45,997	43,233	89,762	40,009

Adjusted earnings per share - basic	$0.91	$0.48	$7.11	$3.68
Adjusted earnings per share - diluted	$0.90	$0.48	$6.88	$3.66

Anti-dilutive amounts (n):
Numerator:
Reallocation of net income attributable to non-controlling interests from the anti-dilutive exchange of common units in CWGS, LLC (j)	$48,571	$33,357	$—	$251,412
Income tax on reallocation of net income attributable to non-controlling interests from the anti-dilutive exchange of common units in CWGS, LLC (k)	$(14,678)	$(8,450)	$—	$(64,964)
Assumed income tax benefit of combining C-corporations with full or partial valuation allowances with the income of other consolidated entities after the anti-dilutive exchange of common units in CWGS, LLC (l)	$5,058	$764	$—	$6,430
Denominator:
Anti-dilutive exchange of common units in CWGS, LLC for shares of Class A common stock (m)	42,569	46,825	—	49,916

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands except per share amounts)	2021	2020	2021	2020
Reconciliation of per share amounts:
Earnings (loss) per share of Class A common stock - basic	$0.61	$0.34	$6.19	$3.11
Non-GAAP Adjustments (o)	0.30	0.14	0.92	0.57
Adjusted earnings (loss) per share - basic	$0.91	$0.48	$7.11	$3.68

Earnings (loss) per share of Class A common stock - diluted	$0.54	$0.34	$6.07	$3.09
Non-GAAP Adjustments (o)	0.30	0.14	0.92	0.57
Dilutive exchange of common units in CWGS, LLC for shares of Class A common stock (p)	0.06	—	(0.10)	—
Dilutive options to purchase Class A common stock and/or restricted stock units (p)	—	—	(0.01)	—
Adjusted earnings (loss) per share - diluted	$0.90	$0.48	$6.88	$3.66

(a)	Represents the loss and expense incurred on debt restructure and financing expense for the three months and the year ended December 31, 2021 which is comprised of $0 and $0.4 million in extinguishment of the original issue discount, respectively, $0 and $1.0 million in extinguishment of capitalized finance costs related to the previous term loan facility, respectively, and $3.1 million and $12.1 million in legal and other expenses related to the new term loan facility, respectively.
(b)	Represents the current and deferred income tax expense or benefit effect of the above adjustments, many of which are related to entities with full valuation allowances for which no tax benefit can be currently recognized. This assumption uses effective tax rates between 25.0% and 25.5% for the adjustments for 2021 and 2020, which represents the estimated tax rate that would apply had the above adjustments been included in the determination of our non-GAAP metric.
(c)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment, which primarily relate to locations affected by the

2019 Strategic Shift.

(d)	Represents the loss on termination of operating leases, relating primarily to the 2019 Strategic Shift, resulting from the lease termination fees and the derecognition of the operating lease assets and liabilities.
(e)	Represents an adjustment to eliminate the losses and gains on sale or disposal of various assets.
(f)	Represents non-cash equity-based compensation expense relating to employees, directors, and consultants of the Company.
(g)	Represents an adjustment to eliminate the losses and gains on remeasurement of the Tax Receivable Agreement primarily due to changes in our effective income tax rate and the transfer of certain assets from GSS to CW.
(h)	Represents restructuring costs relating to our 2019 Strategic Shift. These restructuring costs include one-time employee termination benefits relating to retail store or distribution center closures/divestitures, incremental inventory reserve charges, and other associated costs, as applicable for each period. These costs exclude lease termination costs, which are presented separately above (see (d) above).
(i)	Represents the adjustment to net income attributable to non-controlling interests resulting from the above adjustments that impact the net income of CWGS, LLC. This adjustment uses the non-controlling interest’s weighted average ownership of CWGS, LLC of 48.7% and 52.5% for the three months ended December 31, 2021 and 2020, respectively, and 49.1% and 55.9% for the year ended December 31, 2021 and 2020, respectively.
(j)	Represents the reallocation of net income attributable to non-controlling interests from the impact of the assumed change in ownership of CWGS, LLC from stock options, restricted stock units, and/or common units of CWGS, LLC.
(k)	Represents the income tax expense effect of the above adjustment for reallocation of net income attributable to non-controlling interests. This assumption uses an effective tax rates between 25.0% and 25.5% for the adjustments for 2021 and 2020, which represents the estimated tax rate that would apply had the above adjustments been included in the determination of our non-GAAP metric.
(l)	Typically represents adjustments to reflect the income tax benefit of losses of consolidated C-corporations that under the Company’s current equity structure cannot be used against the income of other consolidated subsidiaries of CWGS, LLC. However, for the three months and the year ended December 31, 2021, this adjustment included the reversal of the $0.7 million and the $15.2 million benefit, respectively, from changes in the valuation allowance for Camping World, Inc. Subsequent to the exchange of all common units in CWGS, LLC, the Company believes certain actions could be taken such that the C-corporations’ losses could offset income of other consolidated subsidiaries. The adjustment reflects the income tax benefit assuming effective tax rates between 25.0% and 25.5% during 2021 and 2020 for the losses experienced by the consolidated C-corporations for which valuation allowances have been recorded. No assumed release of valuation allowance established for previous periods were included in these amounts and the $0.7 million and the $15.2 million release of valuation allowance during the three months and the year ended December 31, 2021, respectively, was considered to be reversed and excluded from adjusted net income attributable to Camping World Holdings, Inc. – diluted for purposes of this calculation.
(m)	Represents the impact to the denominator for stock options, restricted stock units, and/or common units of CWGS, LLC.
(n)	The below amounts have not been considered in our adjusted earnings per share – diluted amounts as the effect of these items are anti-dilutive. Specifically, adjusted earnings per share - diluted on a fully-exchanged basis for the three months ended December 31, 2021 and 2020 and for the year ended December 31, 2020 produces an anti-dilutive result; therefore, adjusted earnings per shares – diluted has not been presented on a fully-exchanged basis.
(o)	Represents the per share impact of the Non-GAAP adjustments to net income detailed above (see (a) through (i) above).
(p)	Represents the per share impact of stock options, restricted stock units, and/or common units of CWGS, LLC from the difference in their dilutive impact between the GAAP and Non-GAAP earnings per share calculations.

Our “Up-C” corporate structure may make it difficult to compare our results with those of companies with a more traditional corporate structure. There can be a significant fluctuation in the numerator and denominator for the calculation of our adjusted earnings per share – diluted depending on if the common units in CWGS, LLC are considered dilutive or anti-dilutive for a given period. To improve comparability of our financial results, users of our financial statements may find it useful to review our earnings per share assuming the full exchange of common units in CWGS, LLC for all periods, even when those common units would be anti-dilutive. The relevant numerator and denominator adjustments have been provided under “Anti-dilutive amounts” in the table above (see (n) above).

Uses and Limitations of Non-GAAP Financial Measures

Management and our board of directors use the Non-GAAP Financial Measures:

●	as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations;
●	for planning purposes, including the preparation of our internal annual operating budget and financial projections;
●	to evaluate the performance and effectiveness of our operational strategies; and
●	to evaluate our capacity to fund capital expenditures and expand our business.

By providing these Non-GAAP Financial Measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use Adjusted EBITDA, as calculated for our subsidiary CWGS Group, LLC, to measure our compliance with covenants such as the consolidated leverage ratio. The Non-GAAP Financial Measures have limitations as analytical tools, and should not be considered in isolation, or as an alternative to, or a substitute for net income or other financial statement data presented in our unaudited consolidated financial statements included elsewhere in this press release as indicators of financial performance. Some of the limitations are:

●	such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
●	such measures do not reflect changes in, or cash requirements for, our working capital needs;
●	some of such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
●	some of such measures do not reflect our tax expense or the cash requirements to pay our taxes;
●	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and
●	other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Due to these limitations, the Non-GAAP Financial Measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these Non-GAAP Financial Measures only supplementally. As noted in the tables above, certain of the Non-GAAP Financial Measures include adjustments for loss and expense on debt restructure, long-lived asset impairment, lease termination costs, gains and losses on sale or disposal of assets, net, equity-based compensation, Tax Receivable Agreement liability, restructuring costs relating to the 2019 Strategic Shift, other unusual or one-time items, and the income tax expense effect described above, as applicable. It is reasonable to expect that certain of these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described in this paragraph and in the reconciliation tables above help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

Contacts

Investors:
InvestorRelations@campingworld.com

(866) 895-5330

Media Outlets:
Karen Porter
PR-CWGS@CampingWorld.com